Exhibit 5.1

Morgan, Lewis & Bockius LLP

(a Pennsylvania Limited Liability Partnership)

Counselors at Law

502 Carnegie Center

Princeton, New Jersey 08540

June 26, 2008

NovaDel Pharma Inc.

25 Minneakoning Road

Flemington, NJ 08822

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to NovaDel Pharma Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of up to 8,000,000 shares of Common Stock, $0.001 par value per share (the “Shares”) of the Company, consisting of 5,000,000 shares of Common Stock (the “Note Shares”) issuable upon conversion of the convertible notes (the “Convertible Notes”) presently issued and 3,000,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) presently issued. All of the Shares are being registered on behalf of certain stockholders of the Company.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, the Amended and Restated Bylaws of the Company and the minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have not made any independent investigation.

Based upon the foregoing, and assuming the receipt of the appropriate consideration for the Shares, we are of the opinion that upon the valid conversion of the Convertible Notes, the Note Shares have been duly authorized and will be validly issued, fully paid and non-assessable and upon the valid exercise of the Warrants, the Warrant Shares have been duly authorized and will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of New Jersey, the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan Lewis & Bockius LLP